Exhibit 99.1

IEC ELECTRONICS CORP. TERMINATES TAX BENEFIT PRESERVATION PLAN

NEWARK, New York, March 13, 2015 - IEC Electronics Corp. (NYSE MKT: IEC) today announced that the Company’s recently elected Board of Directors has terminated its Tax Benefit Preservation Plan (“the Plan”). IEC’s previous Board adopted the Plan in July 2014.

Jeffrey T. Schlarbaum, CEO of IEC Electronics Corp., stated, “As we look to establish best practices from a corporate governance standpoint, the new Board determined that it is in the best interest of IEC’s shareholders to discontinue this plan which was established by the previous board without the benefit of shareholder approval.”

The rights connected to the Plan previously traded with the Company's common stock on the NYSE MKT. Since such rights have expired they will no longer trade with the Company common stock.

About IEC Electronics
IEC Electronics Corporation is a premier provider of electronic manufacturing services ("EMS") to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit boards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company's newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	Michael T. Williams	John Nesbett or Jennifer Belodeau
	CFO	Institutional Marketing Services (IMS)
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	mwilliams@iec-electronics.com	jbelodeau@institutionalms.com